EXHIBIT 99.1

Final Transcript

CCBN StreetEvents

CCBN StreetEvents Conference Call Transcript

ODP — Q3 2003 Office Depot Inc. Earnings Conference Call

Event Date/Time: Oct. 16. 2003 / 8:00AM ET
Event Duration: 1 hr

CORPORATE PARTICIPANTS

Eileen Dunn
Office Depot — Investor Relations Contact

Bruce Nelson
Office Depot — Chairman, Chief Executive Officer

Charles Brown
Office Depot — Chief Financial Officer

CONFERENCE CALL PARTICIPANTS

Bill Sims
Salomon Smith Barney — Analyst

Danielle Fox
J.P. Morgan — Analyst

Colin McGranahan
Sanford Bernstein — Analyst

Michael Baker
Deutsche Bank — Analyst

Matthew Fassler
Goldman Sachs — Analyst

Jeff Black
Lehman Brothers — Analyst

Aram Rubinson
Banc of America Securities — Analyst

Dan Binder
Buckingham Research — Analyst

PRESENTATION

Operator

Good morning and thank you for standing by. We would like to welcome you to the Office Depot third-quarter earnings conference call. All lines will be able to listen only for today’s presentation, after which instructions will be given in order to ask a question.

At the request of Office Depot, today’s conference is being recorded.

I would like to introduce your host for today’s call, Ms. Eileen Dunn, Vice President of Investor Relations and Public Relations, who will make a few opening comments. Ms. Dunn, you may begin.

Eileen Dunn - Office Depot — Investor Relations Contact

Good morning. Before we begin today’s conference call, I’d like to remind you that certain statements made on this call are forward-looking under the Private Securities Litigation Reform Act. Except for historical, financial and business performance information, comments made on this call should be considered forward-looking. Actual future results may differ materially from those discussed on this call due to risks and uncertainties, both foreseen and unforeseen. Certain of those risks and uncertainties are described in detail on our report on Form 10-K filed with the SEC on March 13, 2003 and our in other filings with the SEC from time to time.

During portions of this call, our CEO, Bruce Nelson, will refer to results of our third quarter which do not reflect the adoption of EITF 02-16 and are therefore are non-GAAP numbers. A reconciliation of these non-GAAP numbers to GAAP results are attached our press release issued earlier today and on our website at www.officeDepot.com.

Now, I’d like to introduce Office Depot’s Chairman and CEO, Bruce Nelson.

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Good morning, Eileen. Thanks for all of you for joining us here this morning. I’m (indiscernible) from beautiful downtown Delray Beach, where it is middle October and our weather starts to turn very nice. For those that live here, we enjoy it a lot.

Before I start with the numbers, I want to take a minute here to reflect. Like many of you, I’ve had an opportunity over the past few days to read all of the sales-side reports on the condition of Office Depot. I’m delighted to report this morning that we

(indiscernible) open for business around the world, that when I looked at numbers this morning, I was pretty encouraged by what I saw around the world — that in the room with me this morning our nine of some of our best leaders in the Company that I’m enormously proud of — that most of the offices that I walked by this morning are fully occupied with qualified and leadership (sic), and there’s a couple of empty ones we’re trying to fill. It reminds me, I think, of a quote a long time ago about reports of a death in London, when Mark Twain said “Rumors of my recent death are greatly exaggerated.” I would say, for those of you listening this morning, rumors of Office Depot’s death, I believe, are greatly exaggerated.

With that, I want to talk about the highlights of the third quarter, give you some insight into our business and at the end of the call, give you an opportunity to ask us questions.

So first, kind of from an overall perspective, we reported EPS this morning of 29 cents a share, up 4 percent over the same quarter a year ago. Our international sales grew 71 percent in local currencies, 91 percent (indiscernible) dollars. Our North American Retail traffic transactions were up and our supply categories in our North American Retail stores comp positive.

Our cash balance at the end of the quarter is $823 million, again an indication of our ability to generate positive cash flow. Our Guilbert operation is delivering promised results, proceeding on plan and virtually every surprise we’ve had at Guilbert has been a positive surprise. We completed the successful $400 million long-term debt offering, which helped us pay for our Guilbert strategic acquisition.

In spite of the reports you read, we have added significant management talent, particularly in our North American merchandising department, and I believe they will help drive results in the long-term.

Finally, we strengthened — through the appointment of an internal executive — already the best supply chain in our business, acknowledged by everyone in our business that it is the best, and we made it stronger. We promoted an industry veteran at Office Depot to our contract sales, and I can tell you that organization is strengthened as well. So, that’s kind of the highlights of the quarter.

On a consolidated sales basis, as you saw, sales — (technical difficulty) — 13 percent in the third quarter, 7 percent for the first nine months of the year. Sales increases in BSG, e-commerce and international, including some positive currency impact, partly offset by negative North American Retail comps of 2 percent.

Comparable worldwide sales were down 1 percent in the quarter and 2 percent for the nine months. Again, our worldwide e-commerce sales continue to track positively — 24 percent growth for 672 million on track to achieve $2.5 billion in the year 2003.

The consolidated operating profit includes Guilbert — has continued growth in North America large customer segment, even though our North American Retail comps, as I talked earlier, remained soft. For the third quarter, excluding the impact of EITF, consolidated gross margins were down 27 basis points from last year. As you look at a company our size, as big as we are in many geographies, that’s predominantly a product mix issue as opposed to a pricing issue.

Total operating expenses were up slightly over last year 40 basis points and operating profit was down slightly last year 67 basis points, most of that in North American Retail. Our third-quarter operating profit performance reflects very strong European results, favorable currency rates, the addition of Guilbert operations for the quarter and strong organic growth, particularly in our BSG European contract business.

We have continued growth in are North America large customer segment; I will comment more on that in a minute. The results do include about $6 million of Guilbert integration costs are in the third-quarter operating profit numbers (sic). Our G&A costs were generally flat, although up in dollars, predominantly as a result of the integration and the full-quarter impact of Guilbert.

On a diluted EPS basis — 29 cents a share versus 28 GAAP last year. There was a slight positive impact of EITF, which is outlined in our press release, and we did have a little benefit from a declining overall tax rate, part of a long thought out strategy at Office Depot and one of the big advantages we have as a result of having so much of our business outside the United States.

On the International segment side, I said sales grew 71 percent in local currencies, 91 percent in U.S. dollars. Excluding Guilbert, sales in dollars in Europe grew 11 percent. E-commerce grew 60 percent. European sales continue to be the growth vehicle for the Company, as we’ve planned for some time. We’ve, over the past few years, as all of you know, made a number of investments in Europe in both startups, new countries and most recently Guilbert. It is a significant, important part of our business, has enormous growth characteristics to it, and in spite of what some sales-side analysts say, we’re doing fine, thank you very much! This is a great business.

We have accelerated sales throughout Europe, predominantly in the quarter. Some softness still in France and Germany, the two big countries of Europe, but strong sales results in other of our barge European countries.

On the Operating Profits segment, operating income in this segment grew 88 percent in dollars, 70 percent in local currencies. Foreign currency translation did benefit operating profit this quarter by about $5 million.

Gross profit was down a couple hundred basis points, 266 to be precise. That’s the inclusion of Guilbert into our mix. That higher prospecting in the Viking catalog model in some countries in Europe, which does result in lower gross margin, but accelerates growth (sic). On the other hand, operating and selling expenses were down 254 basis points as we continue to make improvements on our cost structure and run a high-growth business very efficiently from a cost perspective.

Our Guilbert integration, as I said earlier, is proceeding on plan, is delivering synergies and is turning out to be a very, very good acquisition.

As we look to the fourth quarter in this big business segment, we have accelerating growth going on in Europe. We will see our best growth quarter in the fourth quarter in Europe in local currencies, as we’ve seen all year. Our operating margins will show some improvement as we manage costs; we will see gross margins down quarter-over-quarter — again, the inclusion of Guilbert — but this business is in accelerating mode and we expect our fourth quarter to be the best growth quarter internationally that we’ve seen this year.

On the North American Business Services Group, sales in total were flat for the quarter and up 2 percent for the first nine months. Contract grew 3 percent, reflecting continued growth in the large customer segment.

We have and have always had a very large position in California; it’s always been one of our strengths. I don’t have to tell you about California and its economy’s and the state of the economy in California. If you X-out California, our growth rates in our contract business in North America are high single digit growth rates.

Our domestic e-commerce sales rose 11 percent for the quarter. Our Viking sales were essentially flat, and our Office Depot catalog sales were essentially the same rate they’ve been in the past — about negative 5, 6 percent.

On the operating profits side, operating and selling expenses declined 29 basis points. This is a business in the last two and a half years in which we’ve taken out more than $100 million of operating costs and are still making progress. In addition to that, all of our quality and our customer service measurements continue to exceed our customers’ expectations and our own. Operating profit in this segment is down by about 74 basis points, predominantly a result of lower margins, which reflects a higher mix of contract business, and some vendor rebate rates different than a year ago.

Looking to the fourth quarter, this business is also accelerating. We expect low single digit growth in the fourth quarter in spite of our California business. We think gross margins will decline at about the same rate in the fourth quarter as they did in the third, about 200 to 250 basis points. A shift of business, a higher mix of large accounts and some volume-rebate issues, and we continue to expect to see cost improvement in our North American warehouses, in spite of the fact that we’ve taken so much cost out of it. This is a very good business model and we believe, going into next year, we will see accelerated growth.

North American Retail — third-quarter sales were down 1 percent; comps were down 2. It is the second consecutive quarter of sequential improvement. Core office supply sales in our North American Retail stores were up 3 percent, reflecting a strong back-to-school supply performance. Furniture comps negative about 3 percent, a significant improvement over the past four quarters, as some of the initiatives we’ve invested in furniture begin to show benefits.

Technology was a challenge for us in the quarter, as we said it would be during the mid quarter update. Desktops, laptops and monitors were down 21 percent in dollars for the quarter, reflecting both unit issues as well as, in some cases, average selling prices.

Traffic in our North American Retail stores for the third quarter was up 4 percent; transactions were up 2 percent in the quarter, so we are driving more of our core business customers to our stores. Average ticket was down about 5 percent, and that accounts for the negative comps. Our customer service indexes were up again, quarter-over-quarter, and we believe our at industry highs.

On the operating profit side, as we earlier commented, we saw a gross margin decline of about 100 basis points, reflecting three or four elements, none of which by themselves are significant. There is some clearance activity in our furniture and technology areas as we reset our stores; there is some incremental changes (sic) in shrink, as we’ve outlined with our ink and toner initiatives. Although I might add, we are substantially through now putting in security systems through our retail stores, which we think will reduce that shrink. This gross margin decline was partially offset by improvements in purchasing and global sourcing of both back-to-school and other items.

Operating costs increased about 40 basis points, reflecting predominantly the deleverage of softer sales, significantly higher benefit costs, which, like other companies around the U.S., we are experiencing. It just happens to be most of our employees in North America work in retail and so it has a bigger impact — and some increased costs associated with our furniture initiative, which we earlier talked about.

Our fourth-quarter view of this business is that retail comps will be flat to slightly negative. That would be an improvement over the third quarter and if we achieve that, it will be the third consecutive quarter of sequential improvement.

While gross margins in the quarter were down 100 basis points year-over-year, it was our best gross margin performance in Retail this year. We also think we will make progress in gross margin in the fourth quarter. We think now we will be 50 to 100 basis points below the prior year, predominantly a little higher mix of technology, some vendor program changes and some other things by themselves are not material but when added in the aggregate are 30 or 40 basis points (sic). We do expect to see costs as a percentage of sales to decline in our retail stores in the fourth quarter.

I might add that I know a number of people have commented that our retail stores are broken. I would point out that, in spite of the enormous challenges of growing retail, this business turned in a 6.6 percent operating profit in the quarter, given its challenges, and given the fact negatively comped. I only point that out because can you imagine what this business will generate in percentage sales when it does return to positive, and it will!

Some of the initiatives in North American retail that are (indiscernible) underway — we did complete a new furniture layout in about 300; it is beginning to show the results we anticipated. Our Millennium remodels are on track. We have basically four stores that are in various stages of being opened at the moment. We think, by year-end, we will have 25 to 30 Millennium stores either open or near the opening stage. Those that don’t get opened in the fourth quarter will open early in January. So, we are on track for our 25 to 30 Millenniums; we are optimistic about what we see in the early stores, so this remodel initiative to us is tracking nicely. Our sales indexing in the Millennium stores are tracking above expectations.

We also announced, during the quarter, as you know, a test with Albertson’s. We are opening 18 Office Depot stores inside Albertson’s stores. For those of you who know Albertson’s, on of the nation’s leading grocers, one of the best grocers in the nation — in three markets Chicago, L.A. and Phoenix, we have 18 test stores. We are optimistic about this, as is Albertson’s, and this has an enormous opportunity for us if this test works. We should know more about that in this fourth quarter.

Technology has been a challenge for us at Office Depot for a long time. I hope you’ve seen the announcement that we’ve hired a new executive in Technology, John Lostroscio, who comes to us with an enormous amount of experience. We will make some changes in our stores and technology and assortment and in layout in the fourth quarter. We are testing a number of new, physical changes in the Technology section that we now look at to roll out in the first quarter. We do think we will see improvement in Technology as a result of some short-term initiatives in the fourth quarter.

That kind of summarizes the quarter to date. I want to talk a little bit about the guidance we gave. If you would refer to — excuse me, I’m sorry. (LAUGHTER). One more comment, please; I’m sorry. Let me talk about the financial highlights. We talked earlier — the strong quarter ending cash balance of $823 million, inventories are down year-over-year, as well as sequentially from the second quarter. Our North American contract receivables are better than they were year-over-year and sequentially from the second quarter. Our CapEx was 54 million for the quarter and free cash flow for the quarter was $262 million — again, all reflecting strong working capital measurements, strong discipline in capital spending and part of our commitment to grow return on net assets as we invest in our businesses for the future.

We do expect for the year that capital expenditures are on track to hit that 225 to 250 range — some pullback because of our investment in Guilbert. Our full-year free cash flow we now estimate to be 225 to 250 million, and we do expect to continue to see tax rate drops as the higher mix of our international business and our tax (indiscernible) has impact on the Company.

That kind of summarizes the results of the third quarter. I have a few more common I’d like to make, and then we will turn the call over for your questions.

If you will refer to our press release, we did give some guidance insight to the fourth quarter. I talked about, as I went through each business unit, kind of our key level assumptions.

We did talk about, in the release, three issues that we believe will result in some charge in the fourth quarter. The first of these is our warehouse in Manchester, UK. This was a Viking warehouse built in 1997 that, over the past three or four years, has virtually been sinking into itself. It’s built on a piece of property that turns out to not be the best landfill and some structural issues. We have done our best to make this warehouse operational and continue to work. We’ve concluded now that the damage is significant enough that we will have to relocate this warehouse. We have found a site to do that; we will build a new Manchester warehouse next year. That will cause our CapEx to go up a little bit because that was not a planned event. As a result, we’re going to have to take some charges in the fourth quarter to recognize this event. We’re dealing with insurance companies and potential litigation. We think sometime in the future these charges might be recovered, but what we do know is we have some charges associated with this event.

(indiscernible) like many companies, if you recall, Office Depot, prior to 2000, made a number of investments in Internet startup companies. Like many other companies, the management at that time chose to make some investments in a large number of what were then Internet startup companies with the belief that these would turn out to be highly successful and good investments. It is our conclusion now that, looking at this portfolio of investments, that they basically — the remaining valuable we have on these investments needs to be adjusted this quarter. We are in the process of finalizing all of that; there is a little more work to be done. There’s five remaining investments we have, all made prior to the year 2000. As we complete our work, we’re pretty convinced there will be some charges we will have to take to recognize the current status of these companies.

Finally, in our retail store area, for all of you as a reminder, we did close 70 stores — announced that closing at the end of December of

2000.     The stores were actually closed in the first quarter of 2001. Some of these stores — something around less than 25 of these 70 stores still remain on our books, and the best ones, as you can appreciate, went more quickly. We now believe that, looking at the future — likely that we can lease these stores and sublet them — will cause us to have to take some additional reserves against these stores, predominantly because of the real estate market. So those three things we will do work on an analyze in the fourth quarter and determine what charges we think are appropriate. Ex those charges, we believe that our business would come in at consensus earnings for the fourth quarter of 2003, ex those charges. We do think those charges, in the aggregate, will be $45 million at the high side, pretax.

So, that’s kind of a summary. I would like to make one other comment. I know a lot has been said about the management depth and talent. Let me tell you about my day today. When I leave you this morning, I will walk over to our corporate campus and I’ll have an opportunity to talk to about 600 or 700 of our managers around the world who are calling in on a conference call. I’ll tell them how proud I am of what they’ve done and how much they’ve helped this company grow and change.

A little statistic for you — the question is, can we add talent? Twenty-five percent of the office of this company have been with the Company now less than three years. We’ve added enormous talent over, and I’m particularly proud. Then late this afternoon, I meet with the officers of the Company, and we will celebrate those things we’re doing well and we will focus on those things that we can do better.

We’ve got a lot to do ahead of us; we’ve come a long way. I’m more confident than ever about Office Depot’s ability to generate the kind of returns that make all of you proud of the Company.

Then one final note — I’d like to say a word about the upcoming investor meeting we’ve scheduled in Palm Beach on the 28th and 29 of this month. As all of you know, there’s a great deal that’s going on extremely well at Office Depot I’ve talked an awful lot about some of those things. I would like to ideally be able to convey that information to you in the context of the Group. But at the moment, because we are missing two pieces of our leadership team, someone now — a new position to run North America; that’s a new position that’s trying to be filled — and someone to replace our merchant; that’s an unfilled position. Those are the two key positions unfilled.

As many of you are so focused on these issues, my concern is that our message about the many good things we are doing and plan to do and have plans in place to do and have actions in place to do could get lost in the noise around a small number of things we need to address. So, instead of hosting you in Palm Beach later this month, I decided instead to invite you to a lunch in New York on October 29. I will bring along some members of my management team; I’ll give you an update where we are with those two key positions and some other key initiatives, and then we will reschedule our more comprehensive meeting with all of you here in South Florida early in 2004. We also plan to provide you with insights into our 2004 strategic plan, and I’m hopeful that I will be able to introduce the new leadership team, the two key members I’ve talked about, at that time.

I would conclude by saying that during my tenure at Office Depot, we’ve always been committed to providing you meaningful financial and operational disclosure, and we will continue to do so in the future. But in my judgment, the best way to do that now is to meet with all of you and lunch for those of you who would like to attend.

Thanks for listening to us this morning. What I’d like to do now is turn the call over to each of you for any questions you might have about our business in the third quarter.

QUESTION AND ANSWER

Operator

At this time, we are ready to begin the question-and-answer session. (OPERATOR INSTRUCTIONS). Mr. Bill Sims of Salomon Smith Barney.

Bill Sims - Salomon Smith Barney — Analyst

Good morning. Two questions, if I may? The first question is, can you give us some more color on the initiatives you are pursuing to reverse the negative technology comp trends you’re seeing? You just briefly touched upon it in your comments.

The second question is, in relation to the mid-quarter update, relative to where we stand today, what type of impact did foreign currency translation have on your earnings? At the end of the mid-quarter update, it had a couple pennies impact. Can you give us an idea of the same impact at the end of the quarter?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

The first question on retail — I’ll give you some level of specificity; I certainly won’t give it all to you, for competitive reasons. We will make significant changes in our assortments of technology, particularly in technology items that today have better growth trends and rates to them. One of those categories is likely to be laptops. So, there will be some change.

Second of all, we will expand some of our operating in some of the key technology items which we do extremely well.

Third, there will be some physical changes, although minimal, and we think there is also some technology that sells well at the holidays.

Without getting specific, a better assortment, a deeper assortment of some categories, a refining of the assortment of some others, and some small physical changes that will make it easier to purchase and buy from Office Depot. That’s as specific and I’d like to get at the moment on technology.

Relative to your comment about currency, based our mid-quarter update, it’s a best guess is that it had a penny less impact than we thought. It did have an impact, but a penny less than we thought, round numbers.

Operator

Danielle Fox of J.P. Morgan.

Danielle Fox - J.P. Morgan — Analyst

I have a couple of questions. First, I’m wondering how the Technology category performed at the Millennium stores. Then I just have a quick question about the guidance.

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

The Technology section in the Millennium stores is probably one of the highlights of the store. We have a way to measure it; I won’t tell you what the index is, because that would be inappropriate, but if you assume that all stores had an index of one, how did Millennium do on that index? The answer to that question is, substantially better.

Danielle Fox - J.P. Morgan — Analyst

You noted in the press release that there are some planned changes to the plan-o-gram. How are those going to mesh with the Millennium remodels that you have in the works? Are they different versions of it, or how do they — (Multiple Speakers)?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Danielle, the Millennium is the significant remodel. To remind you, the 350 or $400,000 remodel, which is not just in technology. For those of you who visited Millennium and you look at some of the features we’ve used in Millennium to better display products, printers, monitors, handheld devices — it’s aspects of those things that we will put into stores. If you will, a piece of it without having to do a whole Millennium (sic) — and frankly, all stores aren’t equal in this regard. We have some stores that do far better in technology than others, so we will be selective where we do this. We just think we’ve got some specific initiatives that will begin to change the curve on technology.

Longer-term, we think we are optimistic. The individual we hired comes to us from a really great background; we believe he’s got great industry respect. Certainly, in the three or four weeks he’s been at Office Depot, he’s already made some changes that we are starting to see some impact from. We’ve got a lot of confidence in him. So, as those unfold and we get results, we will give you insight to how we got those.

Danielle Fox - J.P. Morgan — Analyst

Just a quick question on the — I wanted to understand the comments regarding the fourth-quarter outlook. Does that mean that without the charges, you would have been at 23 cents for the fourth quarter, which is what I think what the consensus (indiscernible) —?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Yes. The answer is, we were comfortable with consensus earnings on our business operations in the fourth quarter, given the insights to each of the segments I told you about. We are fully confident about our ability to achieve consensus earnings, albeit for the charges we will take once we’ve determined what those are in the aggregate.

Danielle Fox - J.P. Morgan — Analyst

Okay, just because the flat North American comps are probably a little bit below original expectations, so I’m wondering where you’re making up the difference? Where are things coming in better than planned?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

In spite of what some of you think, we run a pretty decent business! We’ve got some improvement in margins; we’ve got some improvement in costs; our payroll model is better. Our execution is better; our international is a little better. Our North American warehouses are getting even better than they were, and so this has been an interesting story all year at Office Depot in the sense that, in spite of comps that have disappointed all of us and in spite of continued negative comps, we’ve managed, throughout the year, to find ways to mitigate these negative comps. It just, in some respects, gives me enormous confidence about our ability when comps go positive, and they will. It gives you some idea of the earning capacity of Office Depot. It’s not even one place; it’s in a lot of places. That takes talented people to do, not just (indiscernible) and I think the Company has got a lot of talented people.

Operator

Our next question comes from Mr. Colin McGranahan of Sanford Bernstein.

Colin McGranahan - Sanford Bernstein — Analyst

Good morning. Two questions, please. First, can you comment a little bit more about the North American catalog business, especially on the Office Depot catalog sales — you know, negative 5, negative 6 percent? What you seeing there in terms of the same-customer sales? What’s the trend in terms of your outlook for that business? It just seems like sales there are pretty weak and we might expect a little improvement there, given how the business spending environment is picking up. Then I have a follow-up.

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

First question — the answer, in the aggregate, is from our core customers, our catalog customers — we believe we’re getting more share of their wallet. One of our challenges has been prospecting, getting new customers and growing that element of the business.

Second of all, there is some cannibalization that takes place; it only goes to e-commerce. We think that business will return to growth in 2004. We’ve made a lot of changes, not the least of which is to put a highly talented, experienced leader to lead both the Viking and the Depot brand. She’s here in Delray Beach now. Here name is Ann (indiscernible) and she used to run Australia and then Viking Domestic and frankly, we think she’s pretty talented and she will figure this out.

Second of all, even in spite of some softening sales, this is an enormously profitable business. Any one person would love to own this business. We think that it will get more positive in growth, and we think they’ve identified some ways to do that and we’re hopeful to show some impact of that, albeit likely to be in the first quarter of next year.

Colin McGranahan - Sanford Bernstein — Analyst

Bruce, have you intentionally kind of eased up on prospecting until you had Viking integrated and everything in place?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

No, absolutely not.

Colin McGranahan - Sanford Bernstein — Analyst

The second question, the debt offering during the quarter — you now have a sizable cash position again, $800 million. Can you give us a little more insight into what your plans are with that? Again, walk us back through — there is a rationale for that debt offering.

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Let’s go to the rationale for the debt offering first. I mean, we bought an enormously good company in Europe called Guilbert, and in round numbers, we paid $1 billion. For any of you that sat in the chair I sit in, or had a talented CFO who sits in the chair next to me, you would say “It makes no sense to buy that business with 100 percent cash.” So, you then take advantage of capital markets and interest costs, and you say, you know what? I what some leverage! So part of it is just to leverage the balance sheet. It’s financial engineering, and it makes enormous sense.

Second of all, this is a great story to have, a great problem to have. Isn’t it nice to have a problem of having too much money? I’ve said and I will say all over again and I don’t how to say this differently, but — first of all, one of the things about Office Depot that I like a lot about is we tell you what we’re going to do; we explain it in enormous detail, sometimes to a fault. Then we tell you how we did it. We have said, I have said, the management team has said, we will invest this money to grow our business or we will give it back to shareholders. So, the best indication of what you can do in the future is to look at the past. We took $1 billion of our hard earned cash and bought a great business.

We are still open to finding vertical acquisitions to help our business. We still search the world to say, “Is their talent we can buy? Is there businesses (sic) that we can get? Can they add to our business model?” If we can’t identify ways to do that internally, then we have to give the money back. If you give the money back, there’s two ways you do it. You know this better than I; you buy back stock or you give it back in dividends. Neither one of those things would I rule out at Office Depot in the future. But for the moment, we run our business.

Operator

Our next question comes from Mr. Michael Baker of Deutsche Bank.

Michael Baker - Deutsche Bank — Analyst

Great, thanks. Two questions — one, can you discuss the comp trend sequentially in the third quarter and how we’re looking as we head into the fourth quarter? What gives you the confidence that you will continue to see some sequential improvement in the fourth quarter? I know there’s an easier comparison, but is it more some of the benefits you expect to get from those short-term technology initiatives you talked about, or is there something else?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Generally speaking, the comp trends in the quarter were a mixed story. There were days and weeks in which comps were very good, exceeding our expectations, and they were days and weeks when comp trends were below our expectations. September finished the least-best month in comps than did the prior two months.

Looking forward, why do we think that’s different? Because, first of all, we’ve got some insight into our programs and plans to drive the business in the fourth quarter. Second of all, we are facing easier comparisons. Third, our initiatives that we have invested in — remember, our supply comps were positive, and so the initiative about ink and toner and writing instruments and binders and the other things were, in fact, positive in the third quarter and we have every reason to believe that they will continue those trends in the fourth quarter. So, given our best look at the business, that’s our best guess at this point; that’s kind of what we think the business will trend, and we think it’s neutral to slightly negative. That’s our most educated, best guess as we look at the business from where we sit on whatever day of October this is — 16th.

Michael Baker - Deutsche Bank — Analyst

Thanks. Then one follow-up — what are you seeing in terms of pricing in North America? Any change there? What are your promotional plans, heading into the holiday season?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

We’ve said all along the there’s clearly been more aggressive, selective pricing in North America retail (inaudible). When I mean selective, I mean targeted. I mean individual customer offers. That’s true for us and our competitors as well. From a general (indiscernible) prospective, I think pricing is fairly benign in retail stores, albeit we have, I believe, all in engaged in more promotional activity in the form of either coupons and/or direct-mail offerings that work and drive traffic to stores. We anticipate to continue to do that.

Our margins in the fourth quarter in retail historically are less in the fourth quarter than they are in the third. It’s usually a merchandise mix. Technology, historically, is a little bigger part of our mix as businesses buy business gifts. We think that will be true, too, but the delta from last year in retail will be the smallest delta in the entire year. So still some slight pressure on margins, but not exasperated and nothing that would concern me about our inability to — well, our ability to sustain acceptable margins. As I said, even in spite of negative comps and some pressure on margins, this retail business that we have here in North America still did an admirable job in the quarter of (inaudible) 6 percent return on sales. Clearly, we think we can make that growth better but I think, given the whole environment, that’s pretty admirable — not that we don’t want to improve it.

Operator

Our next question comes from Mr. Matthew Fassler of Goldman Sachs.

Matthew Fassler - Goldman Sachs — Analyst

Good morning. A couple of questions, some financial details first — what kind of tax rate do you anticipate, going forward, both for the fourth quarter and 2004?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

I’m going to turn that over to Charlie.

Charles Brown - Office Depot — Chief Financial Officer

Matt, good morning. The tax rate should be the same in the fourth quarter (inaudible) and we expect to blend out to a 32 percent rate for the full year. That’s the rate that we’re projecting for next year as well.

Matthew Fassler - Goldman Sachs — Analyst

Thirty-two percent, okay. Secondly, can you talk to the impact of currency on overall earnings? You talked about the delta of the impact of currency from you had initially expected. You said it was up a penny better than you projected in early September. In the aggregate, what kind of EPS change reflected the — (Multiple Speakers)?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Matt, I don’t have that at my fingertips at the moment. If we can either go off-line with you, or for those that want to know, call us; we’ll give it to you. I just don’t have it at my fingertips at the moment. It’s slightly (indiscernible) — year-over-year, it’s favorable. I think, in the quarter, that it’s about a $5 million favorable year-over-year in international directionally close to (indiscernible) — year-over-year.

Matthew Fassler - Goldman Sachs — Analyst

Year-over-year, so 5 million would be —?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Year-to-date is about five, so I think — I think it’s about a penny in the quarter and a penny for the year, but we will go back and get more specificity on that for you.

Matthew Fassler - Goldman Sachs — Analyst

That would be helpful. The third question — just a minor detail — the other operating expenses line, not a huge number, but it was meaningfully bigger this quarter than I believe it had been recently. I’m just curious as to what — (Multiple Speakers).

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

It’s virtually all Guilbert.

Matthew Fassler - Goldman Sachs — Analyst

What piece of Guilbert’s number would you count in other operating expenses? In other words, it wouldn’t go in G&A, or it wouldn’t be allocated (inaudible) the divisions.

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Ask that again.

Matthew Fassler - Goldman Sachs — Analyst

I guess I’m asking the question because it’s a $7.5 million number. It was 1.5 million in the first half of the year and $3 million in the year ago quarter, so I guess I’m wondering what would be assigned to that line item that wouldn’t be allocated either to the divisional P&Ls or to corporate G&A?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

You know, Matt, I’m going to have to get back to you. From my perspective — this is kind a the general view, the change in our operating costs is virtually all Guilbert related. How we got there, we will just have to go off-line with you — (multiple speakers). So if you would, I’m sorry, we will go off-line with you, but it is Guilbert and the impact Guilbert has in the full quarter. This is the first full quarter of Guilbert. We had one month of Guilbert in the last quarter, I believe.

Matthew Fassler - Goldman Sachs — Analyst

The final question I have, can you talk about how inventory looks channel by channel? In other what, what your U.S. retail inventory looks like, BSG and international, just to get a sense as to the —?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

We don’t break out inventory by channel, but the inventory actually went down third quarter in spite of Guilbert’s inclusion inventory. We expect inventory in the fourth quarter to go up slightly as we build for our January build, but in absolute dollars, inventory went down third quarter, even when we include Guilbert. We don’t break inventory out by segment.

Matthew Fassler - Goldman Sachs — Analyst

Can you give us a sense as to how the U.S. retail inventories look?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Yes. U.S. retail inventories are fine. I’m not concerned about U.S. retail inventories.

Matthew Fassler - Goldman Sachs — Analyst

Okay, thanks so much.

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

It goes back — again, one of our real strengths has been our supply chain. (indiscernible) all of you get a chance to meet the individual who now heads that, you’ll be as encouraged or more encouraged than I about our ability to do that. So, I’m not concerned about inventory levels any place in the business. I think our inventory levels today are appropriate; I believe we manage them well; I believe that by consolidating our supply chain, we will even get better at it. I would think, looking to 2004, that there’s an opportunity to take inventory out of the supply chain in 2004. I anticipate that Mark, in his new role, will find new ways to do that. I would bet a lot of money on it.

Operator

Our next question comes from Mr. Jeff Black of Lehman Brothers.

Jeff Black - Lehman Brothers — Analyst

Good morning, Bruce. The question related on the inventory — you know, in terms of the clearance that you’ve been doing for most of the year, how far are we through all the clearance activity related to the furniture and technology recess?

In addition, can you give us a sense of what the changes in mix have been, year-to-year, or what appreciable changes you can talk about that there have been in the inventory mix?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Let’s go to the first question first. First of all, any retailer seller has clearance; that is part of the way you do business. I mean, when you go back-to-school any don’t sell it all, you have clearance. When you have holiday and don’t sell all your clearance, you plan it; you build it into your model; you look at it before you do it and you clear it. Now, we’ve had some higher levels of clearance in our furniture pads. I’d say that the dominance of that is behind us. We’ve had some clearance in technology; I would say that the predominance of that is behind us. But in technology, you always have clearance because manufacturers today have a way of, every three or four months, changing technology, and you have to clear out the old; it’s part of your model. So, I think the predominance of that is behind us.

Your second question, Jeff, was what?

Jeff Black - Lehman Brothers — Analyst

In terms of where you want to take the mix, where are we now? You probably won’t discuss your specific plans, but can you give us any sense of where there have been real changes in the mix, whether it’s within technology or within furniture?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

If you look at mix, if you look over the past two and a half years and ask why we haven’t positively comped, it’s been all about changes in furniture and technology being a lower percentage of our business. In some respects, we pay for our early adopter. We were the first superstore to emphasize furniture in a big way. We were, by far, the first superstore to emphasize technology in a big way. Those grew to be much larger percentages of our sales — in fact led to why the average sales per week in our stores generally was larger than our competitors. By the way, they were profitable sales. They have a market (inaudible) with them. In the last three years, (indiscernible) both those categories had declined.

What we would like to see is technology grow back to be a larger percent of our sales, furniture be a large part of our sales and continue to positive grows supply (sic), which we have shown we can and do well. So, I mean, that, in general, answers it. We do break out in the Q, and the Ks that product mix, and you can go track those over time. We’ve consistently measured the same items in the same categories, so that would give you a little more insight. I don’t have that at my fingertips, Jeff, or I’d give it to you.

Operator

Our next question comes from Mr. Aram Rubinson of Banc of America.

Aram Rubinson - Banc of America Securities — Analyst

Good morning. I’ve got three quick things, I guess. Traffic you mentioned was up four; transactions were up two. It sounds like that’s a new ways for you guys to measure the performance of the retail stores. I’m always curious how people kind of gauge the traffic levels and if you’re measuring the performance of those stores differently. That’s the first.

The second is on BSG. I know you’ve only recently had change of management there, but what, if any, changes to the business plan or program do you think might come as a result?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

There are two questions. First of all, we have been measuring traffic for some time, and we’ve got — it’s a somewhat less than scientific way to do it, but we use some technology to measure traffic into the store. We’ve been measuring conversion rates for well over two years to try and measure that which comes in the store, how many we (indiscernible) coming out. That’s a key measurement, so it’s been part of our measurement for some time. It’s an indication to us of how the business is doing and so, over time, our conversion rates have gone up. It just gives — it’s just some ways to get insight into our business, so we’ve measured them for some time and I’m encouraged by traffic because it measures sometimes our ability to understand how our ads are doing.

The second question is related to Cindy Campbell, who has been in her new job about three weeks. I might point out Cindy Campbell has been in this company eight years and was the person responsible for opening up the Southeast of o, predominantly Atlanta, on the contract side, where we do very, very well and have always done very, very well.

I think one of the many characteristics I like about Cindy is one, she knows the business extremely well. Two is that she is well thought of inside the Company. When it comes to hiring or developing people, Cindy gets enormously high marks. Three is, never underestimate her competitiveness. She finds a way to win, and she’s got some plans that she will put in place. I don’t think it’s appropriate at the moment to tell our shareholders what they are before we fully inform our own sales organization, but I’m confident that this business will grow. I said earlier — I’m not — you know, California is really an important state to Office Depot in the union, but you ex-out California and we have a contract business that’s growing at near double-digit growth. I think that’s pretty admirable and if I look at the areas that Cindy has had in that regard, that happens to be the areas of the country she led, so that gives me quite a bit of conference in here — I mean, what she might do and how she might do it. As I said, the addition of those two executives — while some of you look at that as a loss, I frankly look at it again — (multiple speakers) — supply chain because of it, and we do better in contract sales because of it. For one thing, we will get better focus. In the end, this will be better than it is worse at Office Depot.

Aram Rubinson - Banc of America Securities — Analyst

One last thing — I was in a store that was being converted over to a Millennium about a week or so ago, and the store was gutted pretty good. They did it in — I don’t think — in a long amount of time; it seemed a pretty tight time frame. But have you built in any disruption if you are going to do an incremental 20 or 25 or so in the fourth quarter — into the comp?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

The answer is yes. Again, in the fourth quarter, we’re talking about 20 to 25 stores that could be disrupted, and for the store you were in, there’s no question it’s disruptive and frankly, we’re trying a couple of things to do to minimize the disruption that are kind of unusual. We’ve closed the store for a couple of days, and we were able to direct a fair amount of the traffic to that store to a nearby Office Depot store. So, we’re trying to find ways to minimize the impact but clearly, when you tear a store apart and you put 350, $400,000 into it, you’ve got disruption. As best we can, we’ve said that’s kind of in our numbers. So, it’s still a big guess. As we learn more about Millennium — one of the reasons we test 25 or 30 of them is we’ve got to get better at doing them quicker and faster and less disruptive and part of this is a test for us.

Aram Rubinson - Banc of America Securities — Analyst

Thanks, Bruce. We will see you on the 29th.

Operator

Our last question comes from Mr. Dan Binder of Buckingham Research.

Dan Binder - Buckingham Research — Analyst

A couple of questions — first, with regards to the merchandising you’ve done thus far this year and what you plan on doing in the fourth quarter with Technology, I guess I’m kind of curious why the retail outlook is not a little bit more robust, especially in Technology, since you have some plan changes there.

Secondly, my understanding was that you’re doing things in Catalog, I guess during the third quarter, that would help see some acceleration in the fourth quarter. It looks like, in your press release, you’ve indicated that there won’t be any improvement. So I guess my first question is really with regard to what is different than it was versus last quarter?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Well, I pause for a minute, Dan, because there’s a lot of factors that go into it. I think — you know, again, based on how we try to communicate and articulate the trends of our business, we try to give you as much insight, accuracy and preciseness as possible.

Do I think there could be — am I hopeful there is some upside in Technology in the fourth quarter? Yes. But you know what, John’s been with us three weeks, and I’m at the point when it’s kind of like the movie says, “Show me the money!” So if it starts to accelerate, that would be good news.

Second of all, on the Catalog side, we have made some progress. New customers are up. They take a while to — you’ve got to retain them and grow their share of wallet and that takes a little effort and time. We’re just trying to be realistic for the moment as we look at the business, as opposed to unrealistic or pessimistic. It isn’t any lack of effort or understanding about the business that causes us to be that way; we are just saying, “Look, that’s our best guess at the moment.” If we do better than that, I’d be delighted to tell you about it. So, it’s our best educated guess as to how we look at the business on the 15th of October, looking to 2.5 months in advance, knowing the initiatives we’ve got, the actions we’ve taken and those we plan to take. So, I don’t know how — (multiple speakers) — different than that, Dan. It’s certainly not a lack of confidence in both teams to do this and the long-term capability to generate the kind of results we all want to have, in spite of the fact that we generate pretty decent results.

Dan Binder - Buckingham Research — Analyst

In terms of a follow-on, the Technology re-merchandising you did in the Millennium format you seem pretty pleased with. In terms of timing for the rest of the chain, are you going to see the full technology remerchandising done in the fourth quarter? Versus what’s been done already, how is your new merchant sort of viewing his plans?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Well, I think one thing that’s happened with the new merchant is we’re probably not going to go as quickly with the physical changes, the major ones we were going (inaudible) during the fourth quarter. I want to step back of that. He’s got some ideas which I think make more sense. He is doing some things in terms of assortment and display and items and depth of some things that are more immediate in nature. We are testing a couple of different formats. We’re going to let that test run a little further, I think, in terms of the physical changes themselves. I think, overall, John’s look at the technology in Marietta, the one store that’s open, (indiscernible) looks and says, “This is a really good way to display and sell technology.” He just thinks there’s a couple of categories we ought to be deeper in, he thinks there’s a couple of categories we ought to be lighter in, and I think we will switch those that are deeper, that are higher sell and have less than those that don’t sell as many. I’m talking code here because I’m not going to give away the specific SKU strategy we are going to have in the fourth quarter or first. Early on, I think John would say, I think we can get this business back to growing. So, — (Multiple Speakers) — he’s got lots of experience. I trust him. We will see what happens.

Dan Binder - Buckingham Research — Analyst

So are we looking at — I guess the plan was to re-merchandise the category across the store base in Q4. Are we not going to see that, or just seeing subtle changes?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

I think you’ll see smaller changes. By the way, it was never the full chain, Dan, because the full chain doesn’t work. We don’t have 850 stores that have technology that’s equal. Like, we clearly know those stores at Office Depot that do better in technology. It’s the 80/20 rule, and we will focus efforts on that. We will make some smaller changes in the assortment and some physical things and wait a little with (indiscernible) longer for the larger, physical changes. We think we will get incremental results of the smaller ones. We just want to just want to make sure when we get it, we get it right and we do it right so it’s not a lack of confidence; it’s just, “here’s a new guy; we think highly of him. Let’s give him a little running room here. He’s got some ideas. In the meantime, he thinks he can accelerate the sales!” So that’s our position.

Dan Binder - Buckingham Research — Analyst

Have you completed the furniture remerchandising?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Furniture is done in 300 stores. The question is, do we take it to more? That’s a store-by-store basis. But our major furniture (indiscernible) is done in 300 stores that count. So the answer is, there probably will be some others that go to it, but the stores that are the biggest contributors to furniture have got this furniture reset in them.

We also will launch (inaudible) — we will launch, we think, an interesting new concept from Furniture sometime this quarter. I won’t go further than that. (indiscernible) if we’ve done it yet, but it’s an interesting line of furniture; it will be exclusive at Office Depot. We think it hits our target market. We think it will be a really good thing. It will be launched sometime in the fourth quarter. We will tell you more about it later.

Dan Binder - Buckingham Research — Analyst

Sorry to take up so much time on this, but just one last question — you’ve had good expense control over the last several quarters and yet, the sales have, in some areas, gotten somewhat better, but overall been a little bit lower than expected. I guess my question is, is there anything you’re doing on the expense side in terms of cuts that maybe is prohibiting sales growth?

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

No.

Dan Binder - Buckingham Research — Analyst

Okay, thanks.

Operator

This concludes the questions.

Bruce Nelson - Office Depot — Chairman, Chief Executive Officer

Okay, thanks very much. Thanks for taking time. I look forward to seeing those of you that can join me in New York on the 29th for lunch. Have a great day. Thanks very much.

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